THE FIRST BANCSHARES, INC.
                              6480 U.S. HIGHWAY 98 WEST
                             HATTIESBURG, MISSISSIPPI 39402

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               TO BE HELD ON APRIL 29, 1997


TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of The First Bancshares, Inc. (the "Company"). This letter serves as notice that the Annual Meeting will be held at the Company's offices at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 on Tuesday, April 29, 1997, at 5:00 p.m., for the following purposes:

     1.   To elect five members to the Board of Directors;

     2.   To consider a proposal to approve the Company's 1997 Stock Option
          Plan;

     3. To consider ratification of the appointment of T.E. Lott & Company as the Company's outside accountants; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 25, 1997 are entitled to notice of, and to vote at, the Annual Meeting and at any continuation or adjournment thereof. In addition to the specific matters to be acted upon, there also will be a report on the operations of the Company, and directors and officers of the Company will be present to respond to your questions. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope as promptly as possible.

     In accordance with the Mississippi Business Corporation Act (the "Mississippi Law"), a list of shareholders entitled to vote at the Annual Meeting shall be open to the examination of any shareholder for any purpose germane to the Annual Meeting upon written notice during regular business hours at the Company's offices located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, beginning two days after the mailing of this notice, and the list shall be available for inspection at the Annual Meeting by any shareholder that is present.

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     Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this Annual Meeting. We look forward to seeing you at the Annual Meeting.

                              By Order of the Board of Directors,


                              DAVID E. JOHNSON
                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

Hattiesburg, Mississippi
April 7, 1997
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                         THE FIRST BANCSHARES, INC.
                         6480 U.S. HIGHWAY 98 WEST
                       HATTIESBURG, MISSISSIPPI 39402


                    PROXY STATEMENT FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 29, 1997



     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished to the shareholders of The First Bancshares, Inc., a Mississippi corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, April 29, 1997, at 5:00 p.m., at the Company's offices located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402.


                   VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

     The Company has fixed March 25, 1997, as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Meeting. The Company's only class of stock is its Common Stock, par value $1.00 per share (the "Common Stock"). At the close of business on the Record Date, there were outstanding and entitled to vote 721,848 shares of Common Stock of the Company with each share being entitled to one vote. There are no cumulative voting rights. A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum.

     All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed below under "ELECTION OF DIRECTORS," "FOR" approval of the 1997 Stock Option Plan, "FOR" ratification of T.E. Lott & Company as the Company's outside accountants, and, at the proxy holders' discretion, on any other matter that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it or by delivering a duly executed proxy bearing a later date to the Secretary of the Company. A shareholder may elect to attend the Meeting and vote in person even if he or she has a proxy outstanding.

     Management of the Company is not aware of any other matter to be presented for action at the Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. If any other matters come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their judgment.

                              SOLICITATION

     The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock.


                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     The Company's Bylaws provides that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. The Bylaws also provide that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board members will expire at each annual meeting of shareholders. The current Class I directors are Perry E. Parker, Ted E. Parker, Dennis L. Pierce, and A. L. Smith. The current Class II directors are John Hudson, David E. Johnson, Dawn
T. Parker and Andrew D. Stetelman.  The current Class III directors are David
W. Bomboy, E. Ricky Gibson, and Fred A. McMurry. The current terms of the Class II directors will expire at the Meeting. Each of the four current Class II directors has been nominated for reelection and will stand for election at the Meeting for a three year term. In addition, Charles T. Ruffin, who is an Executive Vice President and the Chief Operating Officer of the Company, has been nominated to serve as a Class II director. The terms of the Class III directors will expire at the 1998 Annual Shareholders Meeting, and the terms of the Class I directors will expire at the 1999 Annual Shareholders Meeting.

     It is the intention of the persons named as proxies in the accompanying proxy to vote FOR the election of the nominees identified below to serve for a three-year term, expiring at the 2000 Annual Meeting of Shareholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his stead of such other person as the Company's existing Board of Directors may recommend.

     The directors shall be elected by a plurality of the votes cast at the Meeting. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

     Set forth below is certain information about the nominees, including each nominee's age, position with the Company, and position with The First National Bank of South Mississippi (the "Bank"). All of the nominees are nominated as Class II directors and, with the exception of Mr. Ruffin, are currently serving as directors of the Company. Set forth below is also information about each of the Company's other directors and each of its executive officers. Each of the directors has been a director of the Company since 1995.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINATED INDIVIDUALS.


     DAVID WALDRON BOMBOY, who is a Class III director, was born in 1946 and is a lifelong resident of Hattiesburg, Mississippi. He graduated with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopedic surgeon and has practiced orthopedics in southern Mississippi for nineteen years. A vestry member of the Trinity Episcopal Church, Dr. Bomboy is also a member of the United Way of Southeast Mississippi, the Family Y, the Mississippi State Medical Association, and the American Medical Association. Currently, he is the president of the Physicians Healthcare Network and a member of the executive committee of the Mississippi Orthopedic Society. He is the past president of the Methodist Hospital Medical Staff.

     E. RICKY GIBSON, who is a Class III director, is president and owner of N&H Electronic, Inc., a wholesale electronics distributor, since 1988 and Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He is active in the Parkway Heights United Methodist Church. Mr. Gibson attended the University of Southern Mississippi. He was born in Hattiesburg, Mississippi in 1956.

     JOHN HUDSON, who is a Class II director, and is nominated for reelection at the meeting, was born in 1941 in Purvis, Mississippi and is a lifelong resident of Purvis, Mississippi. Prior to 1992, Mr. Hudson was an appraiser for, and assistant to the southern division manager of, the Louisiana Pacific Corporation in Purvis, Mississippi. He managed five lumber manufacturing mills. From 1992 to 1995, he was the owner and president of R&R Trucking. He is currently a director of, and consultant to, R&R Trucking. Mr. Hudson is a councilman and a member of the finance committee of the Purvis Church of God. He also served on the Purvis City Council for eleven years.

     DAVID E. JOHNSON, who is a Class II director, and is nominated for reelection at the meeting, received a B.S. degree in Agricultural Economics in 1975 and an M.B.A. degree, with emphasis in Finance, in 1977 from Mississippi State University. In 1990, he graduated from the University of Oklahoma Commercial Lending and Graduate School. Mr. Johnson has completed various OMEGA lending courses and has taught a course at the University of Mississippi School of Banking. From 1993 to 1994, he served as chairman of the Southern Mississippi Group of Robert Morris & Associates. From 1987 to 1995, Mr. Johnson was with Sunburst Bank, now merged with Union Planters National Bank, as senior lender for the Hattiesburg branch and later as senior lender and credit administrator for southern Mississippi. He was responsible for approving loans and maintaining the credit quality of a $250 million portfolio of consumer, mortgage, and commercial loans. Currently, he is a member of the First Baptist Church, the Hattiesburg Racquet Club, and the Hattiesburg Rotary Club. He was born in Laurel, Mississippi in 1953.

     FRED A. MCMURRY, who is a Class III director, has lived in Oak Grove for the past 30 years. Since 1985, he has been the vice president and general manager of Harvard Pest Control, Inc., a family-owned business. In addition, he is vice president of Oak Grove Land Co., Inc., a family-owned property management company. He was born in 1964 in Laurel, Mississippi.

     DAWN T. PARKER, who is a Class II director, and is nominated for reelection at the meeting, earned a B.A. degree from Vanderbilt University in 1970. Prior to 1985, Mrs. Parker was the president and general manager of Terra Firma Corporation, a rental and land management company, in Hattiesburg, Mississippi. In addition, she has owned and operated a commercial art and sign company, Creative Services, located in Hattiesburg, and has been a partner in H.P. Cattle Co., located in Sumrall, Mississippi, for the past ten years. She is also president of Clear Run Cattle Co., Inc., a cattle feeding company.
Mrs. Parker is a member of the Sumrall United Methodist Church and has served on the Lamar County Education Foundation Board of Directors. She was born in 1948 in Hattiesburg, Mississippi.

     PERRY EDWARD PARKER, who is a Class I director, was born in 1965 in Hattiesburg, Mississippi. He graduated from Pearl River Junior College in 1983 and the University of Southern Mississippi in 1985. He graduated from the University of Chicago Graduated School of Business in 1989 with an M.B.A. in Finance. While attending school in Chicago he worked for Goldman Sachs & Company on the Chicago Mercantile Exchange. Mr. Parker became a member of the Exchange in 1990. In 1991, he became a currency option trader for Goldman Sachs & Company. In 1995 he became a currency options trader with Deutsche Bank. He currently resides in London, England.

     TED E. PARKER, who is a Class I director, attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange. He has been in the stocker-grazer cattle business for the past 15 years and is the owner of Highlander Laundry Center. He was selected as Lamar County Young Farmer and Rancher for 1993 and served as a board member of Farm Bureau Insurance. He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association and the Sumrall United Methodist Church. Mr. Parker was born in 1960 in Hattiesburg, Mississippi.

     DENNIS L. PIERCE, who is a Class I director, is President of Pierce/Foote, Inc. of Baton Rouge, a real estate development company, and the owner and president of PierCon, Inc. of Hattiesburg, a general contracting firm. Through PierCon, Mr. Pierce is responsible for several commercial construction jobs, and he is also involved in numerous commercial ventures. He is the president of Dennis Pierce Inc., which has been very active in homebuilding and the development of the Hattiesburg area. In addition, Mr. Pierce is a deacon of the Lincoln Road Baptist Church; president, director, and national representative of the Hattiesburg Homebuilders Association; and a director of the North Lamar Water Association. Since 1995, he has been a member and broker with the Hattiesburg Board of Realtors. He attended the University of Southern Mississippi. He was born in 1957 in Hattiesburg, Mississippi.

     CHARLES RUFFIN, who has been nominated as a Class II director, was born in 1952 in Laurel, Mississippi. He received a Bachelor of Arts degree from the University of Mississippi in 1974 and a Masters of Business Administration in 1979 from the University of Southern Mississippi. Mr. Ruffin is also a graduate of Louisiana State University's Graduate School of Banking of The South. He began his banking career as management trainee with the First National Bank of Jackson (now Trustmark National Bank) and was later promoted to Assistant Vice President and Manager of Accounts Services. Mr Ruffin was a Senior Lender and the Senior Operation Officer of the People's Bank of the Delta until 1991 when he accepted employment as Senior Credit Officer with The National Bank Commerce of Mississippi at the Aberdeen Banking Center where he remained employed until 1996. Mr. Ruffin has been Executive Vice President and Chief Operating Officer with The First National Bank of South Mississippi since 1996.

     A.L. "PUD" SMITH, who is a Class I director, was born in 1929 in Brooklyn, Mississippi. Before attending the University of Southern Mississippi, Mr. Smith was in the military. He entered the petroleum business in 1960, starting with a service station, and today he is owner and manager of A.L. Smith Oil Company, Inc., a wholesale and retail petroleum products company. Mr. Smith's community activities range from being the Mayor of the City of Lumberton, a past president of the Jaycee's, a past president of the Lion's Club, and a member of the Rotary Club (a Paul Harris Fellow). He is an active member of the First Baptist Church where he is a deacon and has been a member of the Finance Committee for 30 years. He serves on the Stone County Economic Development Council.

     ANDREW D. STETELMAN, who is a Class II director, and is nominated for reelection at the meeting, is the third generation of his family in London and Stetelman Realtors. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the national and local Board of Realtors, where he was a past president and the Realtor of the Year in 1992.
He presently serves as the chairman of the Hattiesburg Convention Center, is an ambassador for the Area Development Partnership, and is a member of Kiwanis International. Mr. Stetelman was born in 1960 in Hattiesburg, Mississippi.


                   COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION


     The following table shows the cash compensation paid by the Company to the Company's Chief Executive Officer for the years ended December 31, 1995 and December 31, 1996. No other executive officers of the Company or the Bank earned total annual compensation, including salary and bonus, for the fiscal year ended December 31, 1996.


                       SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                                    OTHER ANNUAL
     NAME AND PRINCIPAL POSITION    YEAR   SALARY   COMPENSATION

     David E. Johnson, President    1996   $82,619     $1,060  (1)
     and Chief Executive Officer    1995   $50,819     $2,500  (1)
___________________
(1) The Company also pays health insurance premiums and provides the use of a car for Mr. Johnson.

     In March 1997, the Board of Directors adopted a stock option plan whereby directors, executive officers and certain other key employees of the Company and the Bank can receive options to purchase shares of the Company's Common Stock, and, as described below, Mr. Johnson has been granted stock options in accordance with the terms of his employment agreement with the Company. See "Employment Agreement" and "Stock Option Plan." The Board will present the Stock Option Plan to the shareholders for their approval of the 1997 Annual Meeting of Shareholders.

EMPLOYMENT AGREEMENTS

     David E. Johnson and the Company entered into an Employment Agreement pursuant to which Mr. Johnson is the President and Chief Executive Officer of the Company and will serve as the President and Chief Executive Officer of the Bank. The agreement provided for a starting salary of $75,000 per annum until the date the subscription proceeds are released from escrow and now provides for $85,000 per annum, to be reviewed by the Board of Directors at least annually and increased at its discretion. Mr. Johnson will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and be eligible for grants of stock options, restricted stock, and other awards thereunder. In addition, for the first and second years after the date the Bank opens, he will be eligible to receive a cash bonus in an amount determined by the Board of Directors. In the third year after the Bank opens, Mr. Johnson will receive a cash bonus equal to 10% of the net profits after taxes of the Bank for such year. If the term of the Employment Agreement is extended, Mr. Johnson will receive a minimum of 5% of the net profits after taxes of the Bank for each of the remaining three years of the Employment Agreement. In accordance with the employment agreement, the Company is granting Mr. Johnson an option to purchase 21,655 shares of Common Stock, exercisable at $10.00 per share. The options will vest at the rate of one-third per year for each of the first three years of operations of the Bank, subject to certain performance criteria (subject to accelerated vesting in the event of a change in control of the Company). The options will have a term of ten years. Additionally, Mr. Johnson will participate in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

     The Employment Agreement provides for an initial term commencing on the date of the Employment Agreement and ending on the third anniversary of the date that the Bank opened. The term of the Employment Agreement will be automatically extended for an additional three-year term unless either party serves written notice of its intent not to renew the Employment Agreement. In the event that the Company does not renew the Employment Agreement under the automatic extension, the Company will pay Mr. Johnson his current monthly base salary for a period of six months from the last day of the Employment Agreement.

     In addition, the Employment Agreement provides that after a change in control, Mr. Johnson will have the option of (i) automatically extending the term for three years from the date of the change in control or (ii) receiving, within fifteen days of the change in control, any sums due him thereunder and, in one lump sum payment, severance compensation in an amount equal to three times his then current annual base salary. Furthermore, in the event of a change in control, the Company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately.

     If Mr. Johnson (i) is terminated for cause (other than termination for behavior which is materially disruptive to the orderly conduct of the Company's business operations as determined in the good faith judgment of the Board of Directors), then for the remaining term of the Employment Agreement, or (ii) resigns for any reason other than following a change in control, then for a period of one year following the date of resignation, Mr. Johnson may not (a) be employed in the banking business as a director, officer, or organizer, or promoter of, or consultant to, or acquire more than a 1% passive investment in, any financial institution within the Territory, (b) solicit customers of the Company or its affiliates for the purpose of providing financial services, or
(c) solicit employees of the Company or its affiliates for employment. Under the Employment Agreement, "Territory" means a radius of 25 miles from (i) the main office of the Bank, (ii) any branch office of the Bank, or (iii) any office of the Company. The Company currently maintains a key man life insurance policy on Mr. Johnson in the amount of $1,000,000, with the proceeds payable to the Company.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

GENERAL

     The following table sets forth the number and percentage of outstanding shares of Common Stock beneficially owned at the Record Date by (a) each executive officer of the Company, (b) each director of the Company, (c) all executive officers and directors of the Company as a group, and (d) each person or entity known to the Company to own more than 5% of the outstanding Common Stock.

                                   Shares Beneficially Owned

                                   Number of
                                   Shares(1)      Percent(2)

     David Waldon Bomboy           28,000         3.88%

     E. Ricky Gibson(3)            15,500         2.15%

     John Hudson(4)                38,100         5.28%

     David E. Johnson(5)           17,724         2.46%

     Fred A. McMurry               15,000         2.08%

     Dawn T. Parker(6)             32,100         4.45%

     Perry Edward Parker           26,250         3.64%

     Ted E. Parker(7)              11,520         1.60%

     Dennis L. Pierce              10,000         1.39%

     A.L. Smith                    10,000         1.39%

     Andrew D. Stetelman(8)        10,300         1.43%

     TOTAL                         214,494        29.71%
____________________

(1) Information relating to the beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the Securities Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of each security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(2) Percent is calculated by treating shares subject to options held by the named individual for whom the percentage is held by the named individual for whom the percentage is calculated which are exercisable within the next 60 days as if outstanding, but treating shares subject to options held by another stockholder as not outstanding.

(3) Includes 500 shares for which the beneficial ownership is attributable to Mr. Gibson as a result of his son's ownership of 250 shares and his daughter's ownership of 250 shares.

(4) Includes 4,100 shares for which the beneficial ownership is attributable to Mr. Hudson as a result of his wife's ownership of 1,100 shares and his grandchildren's ownership of a total of 3,000 shares.

(5) Includes 1,362 shares for which the beneficial ownership is attributable to Mr. Johnson as a result of his wife's ownership of 1,162 shares and his daughters' ownership of 200 shares.

(6) Includes 5,850 shares for which the beneficial ownership is attributable to Mrs. Parker as a result of her children's ownership of 5,850 shares.

(7) Includes 1,520 shares for which the beneficial ownership is attributable to Mr. Parker as a result of his wife's ownership of 1,120 shares and his children's ownership of 400 shares.

(8) Includes 300 shares for which the beneficial ownership is attributable to Mr. Stetelman as a result of his children's ownership of 300 shares.

               PROPOSAL NO. 2:  APPROVAL OF THE 1997 STOCK OPTION PLAN

GENERAL

     The Board of Directors of the Company has established the 1997 First Bancshares Stock Option Plan (the "Plan"), attached hereto as Exhibit A. The Plan provides that restricted stock may be awarded, and stock options may be granted, with respect to an aggregate of no more than 72,185 shares, subject to adjustment upon changes in capitalization. Stock appreciation rights may also be granted under the Plan. The purpose of the Plan is to advance the interest of the Company, any subsidiaries, and its shareholders by affording certain persons, principally directors and key employees of the Company, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of the stock options and awards of restricted stock is to promote the growth and profitability of the Company because the grantee or recipients will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company. The effective date of the Plan was March 18, 1997.

     The class of persons eligible to participate in the Plan shall consist of all persons whose participation in the Plan the Committee described below determines to be in the best interests of the Company, which will include, but not be limited to, all directors and employees, including but not limited to executive personnel, of the Company or any subsidiary.

     Stock options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as described below) or as nonqualified stock options. Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed).

     The Plan will be administered by a committee consisting of at least two members of the Board of Directors. The committee determines the employees and directors who will receive options or restricted stock and, based on each such person's position and current and potential contribution to the Company or the Bank, the amount of restricted stock or the number of shares that will be covered by their options. The committee also determines the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and determines whether termination of an optionee's employment under various circumstances would terminate options granted under the Plan to that person. In addition, the committee determines the restriction period and vesting conditions, the consequences of any termination of employment, and the other terms of any grant of restricted stock. The option price per share is an amount determined by the Board of Directors, but will not be less than 100% of the fair market value per share on the date of grant for incentive stock options. Generally, the option price will be payable in full upon exercise. The Company and the Bank receive no consideration upon the granting of an option.

     Payment of the option price of any stock option may be made in cash, by delivery of shares of Common Stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. In the discretion of the committee, options under the Plan may include a "reload option." A reload option, if included in the original option, would be triggered when an optionee paid the exercise price of all or a portion of the original option by delivering shares of Common Stock. In that event, the optionee would automatically be granted an additional option to acquire the same number of shares as had been delivered to pay such exercise price. The reload option would be subject to all of the terms and conditions of the original option, except that the option price per share would be equal to the fair market value of the Common Stock on the date the original option was exercised, and except that the committee could specify additional conditions or contingencies, such as continued employment by the Company or the holding of the shares acquired upon exercise of the original option for a specified period of time.

     The Board of Directors has the right at any time to terminate or amend the Plan, but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent. Without obtaining shareholder approval within twelve months of the date of the proposed amendment, the Board of Directors may not adopt any amendment of the Plan that would (i) increase the total number of shares issuable pursuant to incentive stock options under the Plan or (ii) change or modify the class of employees eligible to receive incentive stock options that may participate in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     There are no federal income tax consequences to the optionee or to the Company or the Bank on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

     INCENTIVE STOCK OPTIONS. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation of any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement; any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     NONQUALIFIED STOCK OPTIONS. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

     RESTRICTED STOCK. Awards of restricted stock are shares of Common Stock that are granted to employees or directors subject to conditions, such as continued service with the Company, that are established at the time of the award. Restricted stock will become nonforfeitable as its holder meets the specified conditions. If the conditions are not satisfied, all or a portion of the shares of restricted stock are forfeited to the Company. Until such time as the restrictions have lapsed, the shares are nontransferable and nonassignable, other than by will or the laws of descent and distribution.

     Upon a grant of restricted stock, the market value of the stock at the date of grant is included as a deduction from shareholders' equity in the Company's balance sheet and is amortized as compensation expense on a straight-line basis over the vesting period. The participant recognizes taxable income as the restrictions lapse (subject to an election to accelerate the income recognition), based on the fair market value of the shares on the date of lapse (or earlier acceleration), and the Company is entitled to a corresponding tax deduction.

SHAREHOLDER APPROVAL REQUIRED

     The affirmative vote of the holders of a majority of the votes entitled to be cast at the Meeting is required for approval of the Plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. Because directors may receive options under the Plan, the directors of the Company have a personal interest in seeing the Plan approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1997 FIRST BANCSHARES STOCK OPTION PLAN.


               PROPOSAL NO. 3:  RATIFICATION OF THE SELECTION OF
                  THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company has selected the firm of T.E. Lott & Company to serve as the independent certified public accountants for the Company for the year ending December 31, 1997. That firm has served as the auditors for the Company since
the Company's inception.   Representatives of T.E. Lott & Company are expected
to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Andrew Stetelman, an organizer and director of the Company, was retained prior to his involvement as an organizer, by Cellular South, the seller of the parcel of land which the Company purchased and subsequently leased to the DPS. Mr. Stetelman earned a commission of 6% (approximately $1,795.53) which was paid by Cellular South once the land was sold.

Along with three other bidders: Carter & Mullings, Inc. Mac's Construction, Inc., and Finlo Construction Co., Inc., Dennis Pierce's company, PierCon, Inc. bid on the construction of the Bank's main office. The bid was awarded to PierCon, Inc., which submitted the lowest bid.

     The Company and the Bank expect to have banking and other transactions in the ordinary course of business with organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectability nor present other unfavorable features to the Company and the Bank. The Bank is subject to a limit on the aggregate amount it could lend to it and the Company's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount), loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application is excluded from the consideration of such loan application.


              MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Among other Board committees, the Company has an audit committee, a compensation committee, and a nominating committee. The Company's audit committee is composed of Ted E. Parker, Andrew D. Stetelman, E. Ricky Gibson, and Fred A McMurry and met two times in 1996. The audit committee has the responsibility of reviewing the Company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's response thereto. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

     The Company's compensation committee is responsible for establishing the compensation plans for the Company. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met three times during the year ended December 31, 1996. The compensation committee is composed of John Hudson, David E. Johnson, A.L. Smith, E. Ricky Gibson, and Fred A. McMurry.

     The Company's nominating committee is responsible for nominating individuals for election to the Company's Board of Directors. Membership on the nominating committee changes annually. In 1997, the nominating committee met one time and consisted of E. Ricky Gibson, Dawn T. Parker, and David E. Johnson. The nominating committee welcomes recommendations made by shareholders of the Company. Any recommendations for the 1998 Annual Shareholders' Meeting should be made in writing addressed to the nominating committee of the Company's Board of Directors.

     The Board of Directors of the Company held fourteen meetings, and the Board of Directors of the Bank held six meetings, during the year ended December 31, 1996. All of the directors of the Company and the Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.


                                 OTHER MATTERS

     The Board knows of no amendment or variation of the matters referred to in the Notice of the Annual Meeting and of no other business to be brought before the Annual Meeting. However, if any amendment, variation or other matter is properly brought before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.


DATED:  April 7, 1997


     SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND
RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

THE FIRST BANCSHARES, INC.     This Proxy is Solicited on Behalf of the Board
                               of Directors.

6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402


The undersigned hereby appoints David E. Johnson as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below all the shares of common stock of The First Bancshares, Inc. held of record by the undersigned on March 25, 1997, at the Annual Meeting of Shareholders to be held on April 29, 1997, or any adjournment thereof.

1.   Election of Directors (all nominees are nominated for Class II):

     [  ] FOR all nominees listed below      [  ]  WITHHOLD AUTHORITY
          (except as marked to the                 to vote for all nominees
           contrary below)                         listed below

John Hudson, David E. Johnson, Dawn T. Parker, Charles T. Ruffin and Andrew D. Stetelman


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

          __________________________________________________________________


2.   Approval of the Company's 1997 Stock Option Plan.

     [  ]   Approval     [  ]   Disapproval   [   ]   Abstention


3.   Ratification and approval of the Company's independent public accountants.

     [  ]   Approval     [  ]   Disapproval   [   ]   Abstention


4. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted (i) FOR the election of all listed nominees, (ii) FOR the approval of the 1997 Stock Option Plan, (iii) FOR the ratification and approval of the appointment of the Company's independent public accountants, and (iv) at the discretion of the Proxy on any other matter that may properly come before the meeting.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


     Dated:________________________, 1997


     _____________________________      _____________________________
     Signature                          Signature if held jointly


     _____________________________      _____________________________
     Please Print Name                  Please Print Name


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.